UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 7, 2005

Loral Space & Communications Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	1-14180	13-3867424
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On July 15, 2003, Loral Space & Communications Ltd. ("Loral" or the "Company") and certain of its subsidiaries filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code in the United States District Court for the Southern District of New York and parallel insolvency proceedings in the Supreme Court of Bermuda in which certain partners of KPMG were appointed as joint provisional liquidators.

On August 1, 2005, the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") entered an order (the "Confirmation Order") confirming the Company’s Fourth Amended Joint Plan of Reorganization, as modified (the "Plan of Reorganization"). Also on August 1, 2005, the Bankruptcy Court entered a separate order denying a motion seeking authorization to commence an action to prosecute an alleged fraudulent conveyance claim regarding the guaranty by Loral of Loral Orion’s 10% senior notes due 2006 issued in connection with the exchange offer that occurred on December 21, 2001 (the "Motion to Prosecute").

On September 7, 2005, an appeal (the "Appeal") of the Confirmation Order and the Motion to Prosecute was docketed in the Bankruptcy Court. The Appeal, which is stamped "received" on August 10, 2005 was not listed on the docket until September 7, 2005. The Appeal was filed by a shareholder on behalf of the Loral Stockholders Protective Committee. The Company believes that the Appeal will not prevent the Company from having its Plan of Reorganization become effective after satisfaction of the conditions precedent set forth in the confirmed Plan of Reorganization, including obtaining approval of the Federal Communications Commission. The Company continues to expect that its Plan of Reorganization will become effective early in the fourth quarter of 2005, although it cannot predict with certainty when that will occur.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Ltd.

September 9, 2005	By:	Avi Katz

Name: Avi Katz
Title: Vice President